The integration and joint share transfer described in this convocation notice involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this convocation notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in open market or privately negotiated purchases.

(Securities Code No: 8880)
July 12, 2013
To our shareholders:
Iida Home Max Co., Ltd.
2-2-2, Sakai, Musashino-shi,
Tokyo, Japan
Masashi Kanei,
President and Representative Director

Convocation Notice for the 37th Ordinary General Meeting of Shareholders

Notice is hereby given that the 37th ordinary general meeting of shareholders of Iida Home Max Co., Ltd. (the “Company”) will be held as set forth below.  Your attendance thereat is respectfully requested.

If you do not wish to attend the meeting, you may exercise your voting rights in writing, so please read the attached reference documents and state on the enclosed proxy form whether you are voting “for” or “against” each agenda item and return the form so that it is received by 6:00 p.m. on Monday July 29, 2013.

1.	Date/Time:	10:00 a.m. on Tuesday July 30, 2013
2.	Venue:	4th floor of the Company’s principal office
2-2-2, Sakai, Musashino-shi, Tokyo, Japan
3.	Agenda for the Meeting:
Matters to be Reported:
1.
Business report, consolidated financial statements and the results of the audits of the consolidated financial statements by the accounting auditor and statutory auditors, for the 37th fiscal year (May 1, 2012 to April 30, 2013)

2.	Non-consolidated financial statements for the 37th fiscal year (May 1, 2012 to April 30, 2013)

Matters to be Resolved:
Agenda Item 1:	[Omitted]
Agenda Item 2:	Approval of the share transfer plan
Agenda Item 3:	[Omitted]

----------------------------------------------------------------------------------
◎	If you are able to attend the meeting, please submit the enclosed proxy form and give it to the reception desk.
◎
If any corrections are made to the reference materials, or the Business Report, non-consolidated financial statements and consolidated financial statements set forth in the “Report for the 37th Fiscal Year”, the Company will post such corrections on its website (http://www.iidasangyo.co.jp).

(Provided documents)

BUSINESS REPORT
(May 1, 2012 ~ April 30, 2013)

1.	Current State of Business Group
(1)	Business in the Current Consolidated Fiscal Year
(i)	Business Progress and Results
Despite the continuing gradual expansion of the economy in the US, the global economy stalled due to the pace of economic recovery slowing in Europe and the potential growth rate in China falling due to downward pressure on growth. In spite of this, in the current consolidated fiscal year, the Japanese economy felt the benefits of “Abenomics” (the economic stimulus policies of the Abe administration), as well as continuing depreciation of the yen and rising share prices, leading to hopes of a gradual recovery. Negative real GDP growth rates in the April-June 2012 quarter and July-September 2012 quarter were followed by two quarters in a row of positive growth in the October-December 2012 quarter and January-March 2013 quarter, and solid economic recovery has been confirmed in the new year as well (May 16, 2013 Cabinet Office Announcement “Quarterly Estimates of GDP Jan.-Mar. 2013 (The First Preliminary), chained.”).

In the Japanese economy, against a backdrop of improved consumer sentiment in response to the gains by the share market and improved employment rate, individual spending is showing positive signs as expenditure on services have increased and consumption of durable goods rallied as a result of the end of falling vehicle sales. A rally in exports has also taken place, but the corporate sector has been taking a conservative approach with respect to capital investment, and hopes of economic recovery may cool if there is no improvement in individual wages. This has led to fears of an economic slowdown and there are still some uncertainties about the future.

Under these domestic and international economic conditions, against a backdrop of low home loan interest rate stability, improvement in financing conditions and last minute demand expected before the hike in the consumption tax rate new housing projects (sales of detached housing) grew on an year-on-year basis (with the exception of August 2012), serving as the driving force for new housing construction in the detached housing sales industry in which the Company’s group operates.

Under these conditions, the Company’s group has endeavored to continue to carefully select land, keep construction unit prices down and ensure quick sales, while also keeping in check selling, general and administrative expenses.

Consequently, with respect to detached housing sales in the current consolidated fiscal year, the Company sold 4,854 properties and recorded net sales of ¥144,775 million (up 14.6% year-on-year). With respect to condominium sales, in the current consolidated fiscal year the Company sold 97 properties and recorded net sales of ¥3,737 million (down 23.3% year-on-year).

In the current consolidated fiscal year, the Company recorded net sales of ¥156,398 million, operating income of ¥14,348 million, ordinary income of ¥13,769 million and net income of ¥8,650 million.

On a year-on-year basis, net sales increased by 13.7%, operating income increased by 17.4%, ordinary income increased by 20.8% and net income increased by 35.4%.
(Unit: million yen)
	Net Sales		Operating Income		Ordinary Income		Net Income
Current consolidated fiscal year (fiscal year ended April 30, 2013)	156,398		14,348		13,769		8,650
Previous consolidated fiscal year (fiscal year ended April 30, 2012)	137,507		12,226		11,398		6,390
Increase/Decrease (increase/decrease %)	18,890 (13.7%	)	2,121 (17.4%	)	2,371 (20.8%	)	2,260 (35.4%	)

Overview of results by business segment is as follows.

Real Estate Business

A.	Detached Housing Sales
In the detached housing sales business, we have ensured thorough performance of the fundamentals of the detached housing construction and sales business while complying with the housing performance indication system. Specifically, we have differentiated the Company from its competitors by thoroughly building close ties with communities, acquiring high quality, reasonable land, reducing construction unit costs, increasing capital turnover rates and improving productivity. As a result of these initiatives and the effect of support from economic stimulus measures by the government—including low-interest rate home loans, reduction of tax on the acquisition of homes and a housing “eco-point” system—we have provided “high quality, reasonable” housing with monthly mortgage repayments that are lower than rent payments.

Consequently, in the current fiscal year, the Company recorded net sales of ¥144,775 million (up 14.6% year-on-year).

B.	Condominium Sales
In the condominium sales business, the Company has mainly targeted first-time home buyers interested in purchasing condominiums, focusing on suburban condominiums.
Under the Company’s condominium business plan, the Company aims to be thorough in terms of the careful selection of high quality, reasonable land and reducing construction costs. The number of condominiums offered varies from year to year.
Consequently, in the current fiscal year the condominium sales business recorded net sales of ¥3,737 million (down 23.3% year-on-year).

C.	Other
The Company recorded construction contracting revenues of ¥3,949 million (up 28.7% year-on-year), real estate lease revenues of ¥396 million (down 5.4% year-on-year) and other real estate revenues of ¥284 million (down 3.3% year-on-year). The Company’s golf business recorded net sales of ¥272 million (down 10.9% year-on-year) and the spa and hot-spring business recorded net sales of ¥351 million (up 12.5% year-on-year).

Other Businesses
In the current fiscal year, the Company’s money lending and other businesses recorded net sales of ¥2,630 million (up 39.7% year-on-year).

(ii)	Capital Investment
Capital investment for the current consolidated fiscal year totaled ¥588 million.
This was mainly to expand the Company’s business area and involved capital expenditure on new stores and the creation of model rooms to market condominiums for sale.

(iii)	Financing
This consolidated fiscal year, in order to enable the efficient procurement of operating funds, the Company entered into a revolving credit facility agreement (¥7,500 million), current account overdraft agreements (¥34,549 million) and a loan commitment agreement (¥10,000 million) with its main lending financial institutions.
Please note that the total outstanding balance of interest-bearing debt as of the end of the current fiscal year was ¥60,085 million (up ¥12,130 million year-on-year).

(iv)	Business Transfers, Absorption-type Company Splits and Incorporation-type Company Splits
Not applicable.

(v)	Business Received by Transfer from Other Companies
Not applicable.

(vi)	Succession of Rights Related to the Business of Another Company or Other Entity by Merger or Absorption-type Company Split
Not applicable.

(vii)	Acquisition or Disposition of Another Company’s Stock, other Equity Interest, Stock Options, etc.
Not applicable.

(2)	Assets and Earnings
(i)	Group Assets and Earnings
Classification	34th Term (Fiscal Year Ended April 30, 2010)	35th Term (Fiscal Year Ended April 30, 2011)	36th Term (Fiscal Year Ended April 30, 2012)	37th Term (Current Consolidated FY) (Fiscal Year Ended April 30, 2013)
Net sales (thousand yen)	114,162,239	120,304,866	137,507,435	156,398,165
Ordinary income (thousand yen)	10,367,201	13,364,949	11,398,245	13,769,969
Net income (thousand yen)	5,949,144	8,296,264	6,390,040	8,650,635
Net income per share (yen)	197.31	139.48	107.43	145.44
Total assets (thousand yen)	95,099,360	107,048,315	120,161,417	149,792,739
Net assets (thousand yen)	41,191,166	46,242,096	51,787,335	63,645,401
Net assets per share (yen)	1,377.84	772.28	864.18	1,059.52
(Notes)	1.	Fractions of less than ¥1,000 are rounded down. For net income per share and net assets per share, fractions less than ¥0.01 are rounded down.
2.
For the calculation of net income per share and net assets per share, the “Accounting Standard for Earnings Per Share” (ASBJ Statement No. 2) and “Guidance on Accounting Standard for Earnings Per Share” (ASBJ Guidance No. 4) are applied.

3.	A 2-for-1 stock split was implemented as of May 1, 2010.

(ii)	Company Assets and Earnings
Classification	34th Term (Fiscal Year Ended April 30, 2010)	35th Term (Fiscal Year Ended April 30, 2011)	36th Term (Fiscal Year Ended April 30, 2012)	37th Term (Current FY) (Fiscal Year Ended April 30, 2013)
Net sales (thousand yen)	103,709,317	103,973,802	113,956,037	129,216,098
Ordinary income (thousand yen)	9,264,835	11,585,848	9,611,598	11,809,236
Net income (thousand yen)	5,310,704	6,893,477	5,460,480	7,566,614
Net income per share (yen)	176.14	115.90	91.80	127.21
Total assets (thousand yen)	80,979,294	87,491,718	89,191,432	111,695,650
Net assets (thousand yen)	40,148,285	44,416,625	48,853,108	58,627,232
Net assets per share (yen)	1,349.98	746.75	821.34	985.67
(Notes)	1.	Fractions of less than ¥1,000 are rounded down. For net income per share and net assets per share, fractions of less than ¥0.01 are rounded down.
2.
For the calculation of net income per share and net assets per share, the “Accounting Standard for Earnings Per Share” (ASBJ Statement No. 2) and “Guidance on Accounting Standard for Earnings Per Share” (ASBJ Guidance No. 4) are applied.

3.	A 2-for-1 stock split was implemented as of May 1, 2010.

(3)	Parent Company and Key Subsidiaries
(i)	Parent Company
Not applicable.

(ii)	Key Subsidiaries
Company Name	Capital (thousand yen)	Percentage of Voting Rights (%)	Content of Primary Business
PARADISE RESORT Co., Ltd.	98,000	100	Management of spa and hot spring facilities, sale, purchase and lease of real estate, and management of golf courses
Family Life Service Co., Ltd.	1,000,000	70	Money lending business
Oriental Home Co., Ltd.	90,000	100	Sale and purchase of real estate
Built Home Co., Ltd.	98,000	100	Sale and purchase of real estate
Home Trade Center Co., Ltd.	90,000	100	Real estate intermediary services

(4)	Issues to be Addressed
We will tackle the following issues as the Company believes that always providing better quality homes at reasonable prices compared to other companies and conducting speedy management that acts ahead of the times by staying true to (a) the philosophy on which the Company was founded—“providing better quality homes at reasonable prices and contributing to society”—and (b) the management policy of “aiming to become a company that notices changes of the times and reacts in a timely manner,” are essential to continue our growth and expand our businesses.

Real Estate Business

First, the Company aims to provide “better quality residences at reasonable prices.” This will be achieved by setting reasonable prices through efforts to continue and improve technical research and development in areas in which we already have a track record—such as proactive adoption of the housing performance indication system in all residences and skeleton infill housing—while further strengthening our community-based sales structure, reducing costs, and improving capital turnover and productivity.

Second, the Company believes in the importance of pursuing the protection of the natural environment through ecological activities and energy conservation. The Company aims to provide superior homes in terms of environmental friendliness and energy efficiency by making the most of “wooden residences that are good for the natural environment,” which have superior energy efficiency and carbon dioxide fixation.

Third, with the improved performance and lifespans of homes, it will be more important than ever to provide management that is suited to the maintenance and lifecycle of homes. The Company’s group aims to establish management service systems that match the maintenance and lifecycles of homes, through services such as renovation. We will also provide various options to meet the needs of customers of long-life quality housing.

Fourth, in addition to providing comfortable homes that support fulfilling lifestyles, the Company’s group conducts golf course business, spa business and restaurant business, which offer a wealth of choices for customers at all stages of their lives. The Company also aims to further develop these businesses.

Other Business

In order to pursue synergies, the Company’s group aims to expand financial services such as arrangement lending and financing for residential loans—including “Flat 35,” a loan offered by the Japan Housing Finance Agency (former Housing Loan Corporation)—and offering discount bills.

(5)           Content of Primary Businesses (as of April 30, 2013)
The Company’s group consists of the Company, subsidiaries including Family Life Service Co., Ltd., PARADISE RESORT Co., Ltd., Oriental Home Co., Ltd., Built Home Co., Ltd. and Home Trade Center Co., Ltd., as well as the Jutakushinko Co-operative, an affiliated company. The group companies can be sorted into the following businesses.

(i)           Real Estate Business
Centering on the Kanto region, the Company purchases land for—and designs, builds and sells—detached houses and condominiums. The Company also performs contract construction and renovation for custom-built houses, and leases real estate.

PARADISE RESORT Co., Ltd., a consolidated subsidiary, purchases land for, and sells, real estate for lease and condominiums. PARADISE RESORT Co., Ltd. also leases real estate.

Oriental Home Co., Ltd., a consolidated subsidiary, purchases land for—and designs, builds and sells—detached houses and performs contract construction for custom-built houses, mainly in the Kanto, Keihanshin and Kyushu regions.

Built Home Co., Ltd., a consolidated subsidiary, purchases land for—and designs, builds and sells—detached houses and also performs contract construction for custom-built houses, mainly in the Kanto region.

Home Trade Center Co., Ltd., a consolidated subsidiary, conducts real estate intermediary business.

The Company also operates a spa and hot spring business and PARADISE RESORT Co., Ltd. manages the spa and hot spring facilities.

PARADISE RESORT Co., Ltd. owns golf course facilities and conducts golf course business.

Iida Home Co., Ltd. has merged with Oriental Home Co., Ltd. and Oriental Home Co., Ltd. is the surviving company.

(ii)           Other Businesses
In addition to the businesses related to real estate, the Company’s group also conducts the following businesses.

Family Life Service Co. ,Ltd., a consolidated subsidiary, arranges lending and financing for home loans—including “Flat 35,” a loan offered by the Japan Housing Finance Agency (former Housing Loan Corporation)—and offers discount bills. Family Life Service Co. ,Ltd. also provides intermediary services and financing for corporate mergers.

The Company receives subleasing finance from the Jutakushinko Co-operative when receiving loans from The Shoko Chukin Bank, Ltd.

Consolidated Balance Sheets
(as of April 30, 2013)

(Unit: thousand yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	119,218,310	Current liabilities	72,653,001
Cash and deposits	40,994,959	Notes, accounts payable - trade, operating accounts payable	16,194,226
Accounts receivable - trade	10,849	Short-term loans payable	50,734,705
Operating loans and operating accounts receivable	17,044,383	Current portion of bonds	300,000
Inventories	57,687,334	Income taxes payable	3,180,520
Deferred tax assets	430,068	Provision for bonuses	365,930
Other	3,071,691	Other	1,877,618
Allowance for doubtful accounts	(20,975)	Noncurrent liabilities	13,494,335
Noncurrent assets	30,574,428	Bonds	450,000
Property, plant and equipment	17,751,995	Long-term loans payable	8,600,724
Buildings and structures	7,532,479	Deferred tax liabilities	3,054,126
Machinery, equipment and vehicles	86,897	Provision for retirement benefits	467,713
Land	9,083,516	Provision for construction warranties	39,000
Construction in process	41,765	Other	882,771
Other	1,007,336	Total liabilities	86,147,337
Intangible assets	225,138	Net Assets
Investments and other assets	12,597,294	Shareholders’ equity	55,952,279
Investment securities	11,856,335	Capital stock	2,000,000
Deferred tax assets	47,300	Capital surplus	3,168
Other	797,347	Retained earnings	54,245,673
Allowance for doubtful accounts	(103,688)	Treasury stock	(296,562)
		Total accumulated other comprehensive income	7,067,722
		Valuation difference on available-for-sale securities	7,067,722
		Minority interests	625,399
		Total net assets	63,645,401
Total assets	149,792,739	Total liabilities and net assets	149,792,739

Consolidated Statements of Income
(from May 1, 2012 to April 30, 2013)

(Unit: thousand yen)
Item	Amount
Net sales		156,398,165
Cost of sales		128,668,593
Gross profit		27,729,571
Selling, general and administrative expenses		13,381,539
Operating income		14,348,032
Non-operating income
Interest income	4,806
Dividends income	160,775
Other	66,722	232,304
Non-operating expenses
Interest expenses	590,967
Interest on bonds	12,540
Borrowing expenses	125,615
Other	81,245	810,368
Ordinary income		13,769,969
Income before income taxes		13,769,969
Income taxes-current	5,371,248
Income taxes-deferred	(341,087)	5,030,161
Income before minority interests		8,739,807
Minority interests in income		89,172
Net income		8,650,635

Consolidated Statements of Changes in Shareholders’ Equity
(from May 1, 2012 to April 30, 2013)

(Unit: thousand yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of May 1, 2012	2,000,000	3,168	47,141,505	(296,561)	48,848,112
Changes of items during the period
Dividends from surplus			(1,546,467)		(1,546,467)
Net income			8,650,635		8,650,635
Purchase of treasury stock				(0)	(0)
Net changes of items other than shareholders’ equity during the period
Total changes of items during the period			7,104,167	(0)	7,104,166
Balance as of April 30, 2013	2,000,000	3,168	54,245,673	(296,562)	55,952,279

	Accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Total accumulated other comprehensive income	Minority interests	Total net assets
Balance as of May 1, 2012	2,552,995	2,552,995	386,227	51,787,335
Changes of items during the period
Dividends from surplus				(1,546,467)
Net income				8,650,635
Purchase of treasury stock				(0)
Net changes of items other than shareholders’ equity during the period	4,514,727	4,514,727	239,172	4,753,899
Total changes of items during the period	4,514,727	4,514,727	239,172	11,858,066
Balance as of April 30, 2013	7,067,722	7,067,722	625,399	63,645,401

Notes to Consolidated Financial Statements

1.	Notes on Significant Items which Serve as Foundations in the Preparation of the Consolidated Financial Statements

(1)	Scope of consolidation

(i)	Number and names of consolidated subsidiaries
Number of consolidated subsidiaries	Five (5)
Names of consolidated subsidiaries	PARADISE RESORT Co., Ltd. Family Life Service Co., Ltd. Oriental Home Co., Ltd. Built Home Co., Ltd. Home Trade Center Co., Ltd.

(Note)
Oriental Home Co., Ltd. and Iida Home Co., Ltd. merged in an absorption-type merger as of September 1, 2012. Oriental Home Co., Ltd. changed its trade name to Oriental Home Co., Ltd. as of March 8, 2013.

(ii)	Non-consolidated subsidiaries
Names of non-consolidated subsidiaries	CYBER CLONE Co., Ltd. and 4 other companies.
Reason for exclusion from scope of consolidation
Non-consolidated subsidiaries have been excluded from the scope of consolidation due to the fact that they are small companies and their total assets, net sales, net income (amount corresponding to equity) and retained earnings (amount corresponding to equity), etc. do not have a significant impact on the consolidated financial statements.

(2)	Application of the equity accounting method

Non-consolidated subsidiaries and affiliates to which the equity accounting method is not applied
Company name
(Non-consolidated subsidiaries)	CYBER CLONE Co., Ltd. and 4 other companies
(Affiliates)	Jutakushinko Co-operative
Reason for non-application of the equity accounting method
Non-consolidated subsidiaries and affiliates to which the equity accounting method is not applied are excluded from the scope of application due to the fact that the net income (amount corresponding to equity) and the retained earnings (amount corresponding to equity), etc. have a minor impact on the consolidated financial statements and are of insignificant importance.

(3)	Fiscal Year of Consolidated Subsidiaries
The last day of the fiscal year for consolidated subsidiaries is the same date as the last day of the consolidated fiscal year of the Company.

(4)	Accounting standards

(i)	Valuation standards and method for significant assets
A.	Securities
Other securities
Securities with a fair value:
Fair value based on the market value, etc. on the last day of the fiscal year (valuation difference is handled by recognition directly into net assets in full and the cost of products sold is calculated using the moving average method.)

	Securities without a fair value:	Cost method using the moving average method

B.	Derivatives:	Market value method
C.	Inventories
Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts
Cost method (book value devaluation based on reductions in profitability for values in the balance sheets) using the specific identification method
	Supplies	Cost method based on last purchase cost

(ii)	Depreciation method for significant depreciable assets
A.	Property, plant and equipment	The declining balance method is used.
(Excluding lease assets)
However, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998 and property, plant and equipment used at “Enoshima Island Spa.”

Main asset life for buildings and structures: 3-50 years.

B.	Intangible assets (Excluding lease assets)	The fixed amount method is used. Please note that the fixed amount method is used for software (for internal use) based on the expected in-house possible period of use (five years).

C.	Lease assets
The lease term is taken as the asset life, and the fixed amount method is used with the residual value set as zero.
Please note that, in finance leases not involving the transfer of ownership, the method for ordinary lease transactions is used for lease assets relating to lease transactions where the starting date of the lease is on or before April 30, 2008.

(iii)	Standards for recording significant allowances
A.	Allowance for doubtful accounts
To provide for losses due to doubtful accounts, the possibility of recovery is examined using the historical rate of credit losses for normal receivables, and specific receivables such as doubtful accounts receivable are examined individually, and the expected amount that cannot be recovered is booked.

B.	Provision for bonuses	Booked based on the amount expected to be paid for the fiscal year to provide for the payment of bonuses to employees.
C.	Provision for retirement benefits
Booked based on the expected employment benefits liabilities at the end of the current fiscal year, to provide for the payment of employee retirement benefits.
Actuarial differences are recorded as expenses in the consolidated fiscal year following the year using the straight line method over a certain number of years (three years) within the average remaining period of service for the employee.

D.	Provision for construction warranties	To provide for construction warranty payments, an amount estimated based on historical payments is booked.

(iv)	Standards for recording revenue and costs
Standards for recording percentage of construction completion and cost
The percentage of completion standard (cost-to-cost method is used to estimate the percentage of completion of the work) is applied for performance results that can be recognized as having certainty for the portion completed by the end of the current consolidated fiscal year. The construction completion standard is applied for works such as those with a very short construction schedule.

(v)	Hedge accounting treatment
A.	Hedge accounting	The deferral hedge method is used. For interest swaps, however, the special treatment method is used when the requirements for special treatment are satisfied.
B.	Hedge measures and hedge targets	Hedge measures: interest rate swaps Hedge targets: interest on loans payable
C.	Hedge policy	The Company enters into interest swap transactions pursuant to internal risk management rules as a means to hedge against interest rate fluctuations.
D	Hedge effectiveness rating method
The cumulative total of market price fluctuations for the hedge measures and hedge targets are compared during the period from the commencement of hedging through the time when effectiveness is determined, and the amounts of fluctuations of both the measures and the targets forms the basis for rating effectiveness. Please note that rating of effectiveness is omitted on the closing date if the requirements for special treatment are satisfied.

(vi)	Period and method for amortization of goodwill
Goodwill is amortized in equal installments during the amortization period (within 20 years).

(vii)	Consumption tax accounting treatment
A.	Tax exclusion method is used.
B.
For consumption taxes not subject to deductions, taxes on fixed assets are recorded in “Other” under “Investments” and “Other assets” using the equal installment method over 5 years, and other consumption tax is recorded as costs in the fiscal year during which it is incurred.

(5)	Significant changes to accounting policies
(Change to accounting estimates and accounting policies under which it is difficult to classify)

In association with reforms to the Corporation Tax Act, from this consolidated fiscal year the Company and its subsidiaries changed their depreciation and amortization method for fixed assets acquired on and after May 1, 2012 to a method based on the amended Corporation Tax Act.

This change has had a minor impact on the operating income, ordinary income and net income before income taxes for the consolidated fiscal year.

2.	Notes to the Consolidated Balance Sheets

	(Unit: thousand yen)
(1)	Property, plant and equipment accumulated depreciation		6,148,623

(2)	(i)	Assets furnished as collateral
		Inventories	12,257,154
		Buildings and structures	4,341,988
		Land	4,050,182
		Total	20,649,325
	(ii)	Assets where the establishment of security interests are reserved
		Inventories	21,823,980

	(iii)	Liabilities regarding (i) and (ii)
		Short-term loans payable	28,230,552
		Long-term loans payable	5,334,058
		Current portion of bonds	150,000
		Bonds	225,000
		Total	33,939,610

In addition to the above collateral, the Company has also carried out collateral assignment of ¥7,587,160 thousand in operating accounts due which are scheduled to be collected in the future (payment of the purchase price by the Housing Finance Agency for Flat 35 Home Loan receivables).
The Company has also pledged ¥3,115,800 thousand worth of insurance claims under the Housing Finance Agency’s Home Loan Insurance as collateral for bridge finance related to Flat 35 Finance and has pledged ¥138,034 thousand worth of cash and ordinary deposits (deposit receivables) as collateral for bridge finance related to Flat 35 Home Loans and Flat 35 Finance. In addition, the Company has pledged ¥1,769,959 thousand worth of trust sales loans in Other under Current assets and ¥5,288 thousand worth of cash and ordinary deposits as collateral for Flat 35 Home Loan (guarantee type).
Secured debt consists of ¥9,076,340 thousand of short-term loans payable related to Flat 35 Finance and ¥3,439,400 thousand of short-term loans payable related to bridge finance for the business.

(3)
With respect to loans payable, the Company has entered into a revolving credit facility agreement with one bank, current account overdraft agreements with seven banks and a loan commitment agreement with one bank. The balance available for drawdown under each agreement as of the end of the current fiscal year is as follows.

(Unit: thousand yen)
Revolving credit facility agreements	7,500,000
Drawn down	4,426,000
Available for drawdown	3,074,000
Current account overdraft agreements	34,549,970
Drawn down	13,757,490
Available for drawdown	20,792,480
Loan commitment agreement	10,000,000
Drawn down	4,691,330
Available for drawdown	5,308,670

3.	Notes to Consolidated Statements of Changes in Shareholders’ Equity

(1)	Issued and outstanding shares and treasury shares
Type of Shares	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Common shares	60,000,000	—	—	60,000,000

(2)	Dividends

(i)	Dividends
Resolution	Type of Shares	Total Dividend (thousand yen)	Dividend per Share (yen)	Record Date	Effective Date
Ordinary General Meeting of Shareholders held on July 27, 2012	Common shares	773,233	13	April 30, 2012	July 30, 2012
Meeting of the Board of Directors held on December 11, 2012	Common shares	773,233	13	October 31, 2012	January 10, 2013

(ii)	Dividends with a record date falling within this fiscal year which have an effective date in the following fiscal year
Resolution	Type of Shares	Total Dividend (thousand yen)	Source of Dividends	Dividend per Share (yen)	Record Date	Effective Date
Ordinary General Meeting of Shareholders held on July 30, 2013	Common shares	951,672	Retained earnings	16	April 30, 2013	July 31, 2013

4.	Notes on Financial Instruments

(1)	Status of financial instruments

The Company’s group only uses short-term deposits for the management of funds, and obtains financing in the form of loans from banks and other financial institutions. Derivatives are used to hedge interest rate fluctuation risks and the Company does not conduct speculative trading. Customer credit risk for operating loans and operating accounts due is mitigated by following internal rules relating to credit management. Although investment securities are exposed to the risk of market value fluctuations, they are mainly securities related to business and the market value is monitored quarterly. Funds necessary for the running of the detached housing sales business and condominium sales business are raised through borrowings from banks. Funds for capital investments are raised through the issuance of bonds and borrowings from banks. The Company manages fundraising liquidity risk (the risk that payment cannot be made on the payment date) by means including maintaining immediate liquidity at a certain level, as well as by having its Finance Department prepare and update a financial management plan.
Implementation and management of derivative trading are performed pursuant to internal rules in order to hedge risks.

(2)	Fair value of financial instruments

The value recorded in the consolidated balance sheets, fair value and the difference of the values as of April 30, 2012 are as follows.
(Unit: thousand yen)
	Value Recorded in the Consolidated Balance Sheets	Fair Value	Difference
Cash and deposits	40,994,959	40,994,959	—
Operating loans and operating accounts receivable	17,044,383
Allowance for doubtful accounts *1	(12,850)
	17,031,532	17,031,532	—
Investment securities	11,172,239	11,172,239	—
Notes payable-trade, accounts payable and operating accounts payable	16,194,226	16,194,226	—
Short-term loans payable *2	46,681,640	46,681,640	—
Bonds *3	750,000	746,333	(3,666)
Long-term loans payable *2	12,653,790	12,772,022	118,232
*1	Allowances for doubtful receivables individually recorded for operating loans and operating accounts due are deducted.
*2	The current portion of long-term loans payable is deducted from short-term loans payable; the current portion of long-term loans payable is included in long-term loans payable.
*3	Bonds includes the current portion of bonds scheduled.

Note 1	Calculation of the fair value for financial instruments

Cash and deposits
As these are predominantly paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.

Operating loans and operating accounts receivable
Operating loans: are normally paid within a short period and the book value is used, since it is proximate to the fair value as long as the credit standing of the borrower does not undergo a significant change after drawdown. For doubtful receivables, the estimated uncollectible amount is calculated based on the amount recoverable from collateral and guarantees. Therefore, the fair value is used, since it is proximate to the amount calculated by deducting the current estimated uncollectible amount from the amount in the consolidated balance sheets as of the financial closing date.
As operating accounts receivable are paid within a short period, the book value is used because the fair value is almost exactly the same as the book value.

Investment securities
The fair value of securities uses the value at the securities exchange.

Notes and accounts payable trade, accounts payable and operating accounts payable and short-term loans payable
As these are paid within a short period, the book value is used, since the fair value is almost exactly the same as the book value.

  Bonds and long-term loans payable
The fair value of bonds and long-term loans payable is calculated by discounting by the expected interest rate, assuming that new loans were taken out for the same total principal and interest.

Note 2
It is recognized that it is highly difficult to determine the value of unlisted shares (¥684,096 thousand in the consolidated balance sheets) because they are not marketable and future cash flows cannot be calculated. Therefore they are not included in “Investment securities.”

5.	Notes to Leased and Other Real Estate

Notes omitted because total value of leased real estate is insignificant

6.	Notes on Per Share Information

(1)	Net assets per share	¥1,059.52
(2)	Net income per share	¥145.44

7.	Significant Subsequent Events

Not applicable

REFERENCE MATERIALS FOR THE GENERAL MEETING OF SHAREHOLDERS

Agenda Items and Reference Items
Agenda Item 1: [Omitted]

Agenda Item 2: Approval of the Share Transfer Plan
The Company and five other companies consisting of HAJIME CONSTRUCTION CO., LTD (Nerima-ku, Tokyo, President: Tadayoshi Horiguchi, “HAJIME CONSTRUCTION”), TOUEI HOUSING CORPORATION (Nishi-Tokyo-shi, Tokyo, President: Hiroshi Nishino, “TOUEI HOUSING”), TACT HOME CO., LTD. (Nishi-Tokyo-shi, Tokyo, President: Shigeo Yamamoto, “TACT HOME”), ARNEST ONE CORPORATION (Nishi-Tokyo-shi, President: Yoichi Nishikawa, “ARNEST ONE”) and ID HOME Co., Ltd. (Nishi-Tokyo-shi, President: Yoshinari Hisabayashi, “ID HOME”) reached a basic agreement to establish a joint holding company through a joint share transfer (“Share Transfer”) and also entered into a letter of intent regarding management integration (“Management Integration”) on December 25, 2012.  Since then, the six companies have proceeded with discussions on the integration.
On June 27, 2013, pursuant to the approval of the boards of directors of each company, the six companies have agreed on the main items of the Share Transfer, entered into a management integration agreement and jointly prepared a share transfer plan (“Share Transfer Plan”).
The six companies plan to apply to list the newly-established joint holding company on the Tokyo Stock Exchange.  Because the six companies will become wholly-owned subsidiaries of the joint holding company through the share transfer, prior to the establishment of the joint holding company, the six companies plan to delist their common shares that are currently or will be listed on the Tokyo Stock Exchange.  (Because of the merger between the Osaka Securities Exchange and the Tokyo Stock Exchange, the common shares of HAJIME CONSTRUCTION and ID HOME, that are currently listed on the Osaka Securities Exchange, will be listed on the Tokyo Stock Exchange effective July 16, 2013.)
We would like to seek your approval on the Share Transfer Plan prepared jointly by the six companies.
We will provide our shareholders with the shares of the newly-established joint holding company that will be listed on the Tokyo Stock Exchange, in exchange of the Company’s shares based on the share exchange ratio.

1.	Reason for the Share Transfer
Until now, the Company has focused mainly on providing newly-built detached houses based on the philosophy of “providing better quality residences at reasonable prices and contribute to the society.”  However, a decline in population and households in the future is expected to cause mid-to long-term shrinkage in the residential market, and competition has become fiercer as companies from other industries enter the market for selling detached houses.  The Company has recognized that there are limits to what can be achieved by our individual management efforts to continue providing customers with products and services to their satisfaction.  Therefore, we have decided to undergo the Management Integration to combine management resources.

Upon undergoing the Management Integration, we can fully realize synergies by utilizing the holding company structure which would help companies to pursue a common strategy, utilizing each company’s know-how while respecting the independence of the six companies.  Thus, we decided to establish the joint holding company through the joint share transfer.
The Management Integration will combine the management resources and know-how of the six companies.  By leading cost-cutting efforts and bringing about cost reduction in the real estate industry as a whole, we hope to create an environment where customers can obtain high-quality residences at reasonable prices.  In addition to sales of newly-built detached houses, the joint holding company will aim to secure new sources of income through the creation of new customer value and expansion into overseas markets, as well as to contribute to the creation of an enriching society.

2.	Items Concerning the Appropriateness of the Provisions on Matters Listed in Article 773, Paragraph (1), Item (v) and (vi) of the Companies Act

(1) Upon implementation of the Share Transfer, each of the six companies will become wholly owned subsidiaries of the joint holding company, and the companies have decided on the allotment of common shares of the joint holding company (“Share Transfer Ratio”) to their respective shareholders as follows.
(i) The Share Transfer Ratio is as follows.

Company name	The Company	HAJIME CONSTRUCTION	TOUEI HOUSING	TACT HOME	ARNEST ONE	ID HOME
Share transfer ratio	1.00	3.14	1.16	108	1.16	2.62
(Note 1) Details of the share allotment ratio in relation to the Share Transfer

1.	For one share of common stock of the Company, 1 share of common stock of the joint holding company will be delivered.
2.	For one share of common stock of HAJIME CONSTRUCTION, 3.14 shares of common stock of the joint holding company will be delivered.
3.	For one share of common stock of TOUEI HOUSING, 1.16 shares of common stock of the joint holding company will be delivered.
4.	For one share of common stock of TACT HOME, 108 shares of common stock of the joint holding company will be delivered.
5.	For one share of common stock of ARNEST ONE, 1.16 shares of common stock of the joint holding company will be delivered.
6.	For one share of common stock of ID HOME, 2.62 shares of common stock of the joint holding company will be delivered.

If, however, there is a material change in the various conditions forming the basis of calculations, the abovementioned share transfer ratio may be changed upon discussion among the six companies.

(Note 2) One unit of the joint holding company will be 100 shares.

(Note 3) Number of new shares to be delivered by the joint holding company due to the Share Transfer (planned)
Common shares:  294,151,996 shares
The above number is based on the number of shares issued and outstanding for each of the companies immediately after the retirement of their treasury stock as announced on June 11, 2013 (The Company: 59,479,534 issued and outstanding shares; HAJIME CONSTRUCTION: 28,562,130 issued and outstanding shares; TOUEI HOUSING: 26,958,535 issued and outstanding shares TACT HOME: 231,892 issued and outstanding shares; ARNEST ONE: 65,687,321 issued and outstanding shares; and ID HOME: 4,761,010 issued and outstanding shares), and therefore may be subject to change.

(Note 4) Treatment of shares less than one unit
Shareholders of the six companies who receive less than one unit of the joint holding company (i.e., less than 100 shares) (“Shares Less than One Unit”) will not be able to sell such shares on the Tokyo Stock Exchange or other securities exchanges.  In accordance with Article 192, Paragraph 1 of the Companies Act, shareholders who hold Shares Less than One Unit may demand that the joint holding company repurchase such shares.

(ii)	Basis for calculation of allotment for the Share Transfer is as follows.

Please see Exhibit 2 “Basis for Calculation of Allotment for the Share Transfer.”

(2) The six companies determined the amount of capital and capital reserve of the joint holding company upon the establishment of the joint holding company as follows.
(i)	The amount of capital and capital reserve of the joint holding company is as follows.
Capital:  ¥10 billion
Capital reserve:  ¥2.5 billion
Legal retained earnings:  ¥0
(ii)
After comprehensively considering and examining the capital policies etc. of the joint holding company, the six companies have determined the amount of capital and capital reserve of the joint holding company, which falls within the parameters of the Provision of Article 52 of the Ordinance on Accounting of Companies.

3.
Items Concerning the Appropriateness of the Provisions on Matters Listed in Article 773, Paragraph (1), Item (ix) and (x) of the Companies Act in relation to the Subscription Rights to Shares issued by the Six Companies in pursuant to Article 808, Paragraph (3), Item (iii) of the Companies Act

The Share Exchange Plan does not include the provisions on matters listed in Article 773, paragraph (1) items (ix) and (x) of the Companies Act in relation to the subscription rights to shares issued by ID HOME (the 5th and 6th subscription rights to shares).
The share acquisition rights come under Article 808, paragraph (3) item (iii) of the Companies Act. These rights are offered to the executives and employees of ID HOME as a stock option, and while the exercise period of the 6th subscription rights to shares is yet to come, ID HOME intends to make all the necessary changes with respect to related laws so that the holders may exercise the rights immediately. In addition, if there are any holders who do not wish to exercise their rights, ID HOME intends to either cancel the rights after obtaining the rights in exchange for cash or cancel them pursuant to the subscription rights to shares allotment agreement.

4.	Items Concerning the Other Wholly-Owned Subsidiary after implementing the Share Transfer

(1)   HAJIME CONSTRUCTION
(i)	Contents of financial statements for the last business year (year ended January 2013)
Contents of financial statements of HAJIME CONSTRUCTION for the year ended January 2013 are posted on the Company’s website (http://www.iidasangyo.co.jp)
(ii)	Contents of events occurred after the last day of the last fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(2)   TOUEI HOUSING
(i)	Contents of financial statements for the last business year (year ended January 2013)
Contents of financial statements of TOUEI HOUSING for the year ended January 2013 are posted on the Company’s website (http://www.iidasangyo.co.jp)
(ii)	Contents of events occurred after the last day of the last fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(3)   TACT HOME
(i)	Contents of financial statements for the last business year (year ended May 2012)
Contents of financial statements of TACT HOME for the year ended May 2012 are posted on the Company’s website (http://www.iidasangyo.co.jp)

(ii)	Contents of events occurred after the last day of the last fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(4)   ARNEST ONE
(i)	Contents of financial statements for the last business year (year ended March 2013)
Contents of financial statements of ARNEST ONE for the year ended March 2013 are posted on the Company’s website (http://www.iidasangyo.co.jp)
(ii)	Contents of events occurred after the last day of the last fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(5)   ID HOME
(i)	Contents of financial statements for the last business year (year ended December 2012)
Contents of financial statements of ID HOME for the year ended December 2012 are posted on the Company’s website (http://www.iidasangyo.co.jp)
(ii)	Contents of events occurred after the last day of the last fiscal year that may give material impacts on the status of the corporate assets
Not applicable

5.	Contents of events occurred after the last day of the last fiscal year that may give material impacts on the status of the corporate assets of the Company
Not applicable

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements that reflect the six companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the six companies and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

Exhibit 2

Basis for Calculation of Allotment for the Share Transfer

1.           Basis for Calculation

In order to ensure the share transfer ratio used in the Share Transfer is calculated fairly and appropriately, each of the six companies retained independent financial advisors to provide financial analysis of the share transfer ratio. HAJIME CONSTRUCTION retained Partners Inc. (“Partners”), the Company retained PLUTUS CONSULTING Co., Ltd. (“PLUTUS CONSULTING”), TOUEI HOUSING retained YAMADA FAS Co., Ltd. (“YAMADA FAS”), TACT HOME retained AGS Consulting Co., Ltd. (“AGS Consulting”), ARNEST ONE retained Benedi Consulting Co., Ltd. (“Benedi Consulting”) and ID HOME retained Tokai Tokyo Securities Co., Ltd. (“Tokai Tokyo Securities”).
Please see Exhibit 2-1 “Summary of Share Transfer Ratio Analysis from Each Financial Advisor” for an overview of the financial analyses provided by the financial advisors.
The future profit plan submitted to each of the financial advisors by TOUEI HOUSING as the basis for its discounted cash flow (“DCF”) analysis contains fiscal years with a significant increase in earnings compared to the previous fiscal year. This is due to the fact that TOUEI HOUSING expects to significantly increase sales by expanding into new areas outside of its core market, the Tokyo metropolitan area.
The future profits plans submitted to the financial advisors by HAJIME CONSTRUCTION, the Company, TACT HOME, ARNEST ONE and ID HOME, as the basis for their respective DCF analyses do not contain projections with any significant increases or decreases in earnings.

2.           Background to Calculations

Based on the financial analyses of the share transfer ratio provided by Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities to HAJIME CONSTRUCTION, the Company, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME, respectively, which comprehensively took into account factors including the finances, assets and future business and results projections of each company, as well as the strategic, financial and operational benefits expected from the transaction, the six companies determined that the share transfer ratio set forth in the Share Transfer Plan were appropriate and agreed to such share transfer ratio.

3.           Relationship with Financial Advisors

Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities do not qualify as parties related to HAJIME CONSTRUCTION, the Company, TOUEI HOUSING, TACT HOME, ARNEST ONE or ID HOME, respectively, nor do they have a material interest in the Share Transfer that requires disclosure.

4.           Delisting

HAJIME CONSTRUCTION, the Company, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME plan to delist as of October 29, 2013 pursuant to the rules and regulations of the Tokyo Stock Exchange.

5.           Measures to Ensure Fairness

In addition to obtaining the aforementioned financial analysis of the share transfer ratio, HAJIME CONSTRUCTION obtained from Partners a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for HAJIME CONSTRUCTION’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, the Company obtained from PLUTUS CONSULTING a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for the Company’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, TOUEI HOUSING obtained from YAMADA FAS a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for TOUEI HOUSING’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, TACT HOME obtained from AGS Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for TACT HOME’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, ARNEST ONE obtained from Benedi Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is fair for ARNEST ONE’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, ID HOME obtained from Tokai Tokyo Securities a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for ID HOME’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.

6.           Measures to Avoid Conflicts of Interest

HAJIME CONSTRUCTION, the Company, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME do not have controlling share ownerships in each other, nor have officers that hold concurrent positions among each other.  Therefore, the companies have not taken any special measures to avoid conflicts of interest as there are no particular relationships among the parties that will give rise to conflicts of interest.

Exhibit 2-1

Summary of Share Transfer Ratio Analysis from Each Financial Advisor

1.           Partners (advisor to HAJIME CONSTRUCTION)

As the common shares of all six companies have market prices, Partners conducted an Average Market Price Analysis.  Partners also conducted calculations using the discounted cash flow method (“DCF”) and Comparable Companies Analysis.
The following sets forth the range of shares allotted where one share of the joint holding company is allotted for each share of the Company.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	2.91~4.13	0.92~1.29	91.00~124.88	1.02~1.38	2.29~3.42
DCF	2.93~4.38	1.11~1.66	119.24~178.13	1.21~1.80	3.06~4.56
Comparable Public Companies Analysis	3.10~3.68	0.79~1.00	84.29~136.64	0.99~1.98	3.06~4.65

The Average Market Price Analysis used the closing price on the First Section of the Tokyo Stock Exchange or the JASDAQ Standard section of the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the period from December 26, 2012 (the business day immediately following the date of the notice “Execution of Basic Agreement Regarding Management Integration”) to the record date. The DCF used financial projections submitted by each company.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the fairness opinion is based, Partners used information as submitted by the six companies as well as publicly available information. Partners assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. Partners did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of any of the companies or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. Partners’ calculation of the share transfer ratio reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

2.           PLUTUS CONSULTING (advisor to the Company)

After considering the various methods to calculate the share transfer ratio, PLUTUS CONSULTING decided to use the Average Market Price Analysis, Comparable Companies Analysis and DCF.
The following sets forth the results of the share transfer ratio calculations if one share of the joint holding company is allotted for each share of the Company.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.399~3.572	1.078~1.179	105.074~110.178	1.157~1.227	2.675~3.108
Comparable Companies Analysis	2.399~2.581	0.740~0.799	109.208~112.973	1.549~1.608	3.742~3.876
DCF	2.885~4.202	0.738~1.333	98.553~136.372	0.964~1.546	2.501~4.183

The Average Market Price Analysis used the closing price (on the JASDAQ Standard section of the Osaka Securities Exchange for HAJIME CONSTRUCTION and ID HOME and on the First Section of the Tokyo Stock Exchange for the Company, TOUEI HOUSING, TACT HOME and ARNEST ONE) on the record date (June 26, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the representations in the fairness opinion is based, PLUTUS CONSULTING used accounting, tax and legal investigation reports prepared by independent third parties as well as information as submitted by the six companies and publicly available information. PLUTUS CONSULTING assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. PLUTUS CONSULTING did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. PLUTUS CONSULTING’s calculation of the share transfer ratio reflects the financial projections provided by each company as of June 26, 2013, and assumes that such information was reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

3.           YAMADA FAS (advisor to TOUEI HOUSING)

YAMADA FAS conducted an Average Market Price Analysis, Comparable Companies Analysis and DCF for each of the six companies. The following sets forth the range of shares allotted for one share of each company if one share of the joint holding company is allotted for each share of the Company.
The Average Market Price Analysis used the closing price (on the Tokyo Stock Exchange or the Osaka Securities Exchange) on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date. The DCF used business plans submitted by each company on a standalone basis.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	2.91~4.13	0.92~1.29	91~125	1.02~1.38	2.29~3.42
Comparable Companies Analysis	1.35~6.65	0.76~1.82	57~181	0.55~2.11	1.29~6.58
DCF	2.62~4.20	1.01~1.73	105~173	1.09~1.66	2.74~4.52

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the calculation documentation containing the above analysis and the results thereof, and when submitting the fairness opinion, YAMADA FAS used information as provided by the six companies as well as publicly available information. YAMADA FAS assumed that such materials and data were accurate and complete, and also that there were no undisclosed facts that may have a material effect on the analysis or calculation of the share transfer ratio. YAMADA FAS therefore did not conduct any independent verification of the accuracy and completeness of such materials and data. YAMADA FAS did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, and information forming the basis of other considerations was analyzed under certain restricted conditions. In addition, YAMADA FAS assumed that the six companies’ business plans were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

4.           AGS Consulting (advisor to TACT HOME)

As the common shares of all six companies have market prices, AGS Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, AGS Consulting used DCF in order to appropriately reflect the assessment of each company’s future business activities. AGS Consulting also conducted a Comparable Companies Analysis because there are multiple listed companies that conduct similar businesses as the six companies. The results of each calculation method are as set forth below.
The following sets forth the range of shares allotted for one common share of HAJIME CONSTRUCTION, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME if one share of the joint holding company is allotted for each common share of the Company.
The Average Market Price Analysis used the closing price on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.40~3.57	1.08~1.15	105~110	1.15~1.21	2.67~3.11
DCF	2.37~5.27	0.82~2.09	95~225	1.14~2.35	2.36~5.55
Comparable Companies Analysis	1.95~3.69	0.57~1.41	73~103	0.98~1.50	2.26~3.63

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the fairness opinion is based, AGS Consulting used information as submitted by the six companies as well as publicly available information. AGS Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. AGS Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of each company or their respective affiliates. AGS Consulting’s fairness opinion, as well as the calculation of the share transfer ratio on which the fairness opinion is based, reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections (including profit plans and other information) provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time and, with the consent of TACT HOME, also assumes that the business performance of each company will follow such projections.

5.           Benedi Consulting (advisor to ARNEST ONE)

As the common shares of all six companies have market prices, Benedi Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, in order to carry out an analysis of the six companies’ future earning capacity from different angles, Benedi Consulting used DCF and Comparable Companies Analysis based on a number of factors, such as the various terms and conditions of the Share Transfer and the results of legal, financial and tax due diligence.

The results of each calculation method are as set forth below (the following calculations show the range of shares allotted for one common share of each company if one share of the joint holding company is allotted for each common share of the Company.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.40~3.57	1.08~1.15	104.8~110.0	1.15~1.21	2.67~3.11
DCF	3.03~4.58	0.80~1.25	72.5~109.4	1.15~1.62	2.41~3.58
Comparable Companies Analysis	2.46~3.57	0.70~1.37	101.8~104.3	0.96~1.71	2.24~3.86

Taking into account the latest trading status of the six companies’ shares, Benedi Consulting used the average closing value for the one-month period before the record date (June 25, 2013), the three-month period before the record date and the six-month period before the record date to conduct the Average Market Price Analysis.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When preparing the fairness opinion, and when submitting the calculation documentation (“Benedi Calculations”) and conducting the analysis of the share transfer ratio on which the fairness opinion is based, Benedi Consulting used information as received from the six companies (including materials prepared by independent third parties) as well as publicly available information. Benedi Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof, as Benedi Consulting bears no responsibility or obligation to independently verify accuracy and completeness. Benedi Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. In addition, Benedi Consulting assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time. Benedi Consulting’s fairness opinion and the Benedi Calculations reflect the above information as of June 25, 2013. Benedi Consulting’s fairness opinion and the Benedi Calculations were submitted solely as a reference for the Board of Directors of ARNEST ONE; they were prepared only for the convenience of the Board of Directors of ARNEST ONE when considering the share transfer ratio and may not be relied on or used by any other persons or for any other purpose.

6.           Tokai Tokyo Securities (advisors to ID HOME)

Tokai Tokyo Securities analyzed the share transfer ratio by comprehensively considering the results of an Average Market Price Analysis, Comparable Companies Analysis and DCF. The Average Market Price Analysis used a share transfer ratio range based on the closing price on the Tokyo Stock Exchange or the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and six-the month period before the record date and closing price on the business day immediately preceding the date of the notice “Execution of Basic Agreement Regarding Management Integration.”  The DCF used financial projections (which did not take into account the impact of the Share Transfer) submitted by each company on a standalone basis.
A summary of the results of Tokai Tokyo Securities’ calculations is set forth below (the following shows the range of shares resulting from each calculation method if one share of the joint holding company is allotted for each share of the Company.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.05~3.57	1.08~1.20	105~111	1.15~1.42	2.54~3.11
Comparable Companies Analysis	2.56~4.04	0.55~1.36	93~137	1.06~1.93	2.49~4.09
DCF	3.97~6.57	1.05~1.07	58~139	1.86~2.48	1.35~3.22

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When preparing the representations made in the fairness opinion and when calculating and analyzing the share transfer ratio on which the fairness opinion is based, Tokai Tokyo Securities assumed that all information provided by or discussed with the six companies, all information considered by or considered on behalf of Tokai Tokyo Securities and publicly available information is true, accurate and complete. Tokai Tokyo Securities also assumed and relied on the fact that there no undisclosed facts that may have a material effect on the representations in the fairness opinion or the calculations on which the fairness opinion is based. Tokai Tokyo Securities did not conduct any independent verification of whether such information is true, accurate and complete, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent verification.

Tokai Tokyo Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent evaluation or assessment.
Tokai Tokyo Securities assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time, and that the projected amounts would be realized at the projected times in accordance with such projections. Tokai Tokyo Securities also makes no representations as to the analysis, projections or assumptions on which the projections are based.
Tokai Tokyo Securities did not take into consideration the tax implications of the Share Transfer for six companies or the shareholders of the six companies.
Tokai Tokyo Securities also assumed that all six companies will lawfully and effectively execute and perform the proposed agreement regarding the Share Transfer, and that the agreement will be consummated without any of the conditions precedent set forth in the agreement being waived.
Tokai Tokyo Securities’ fairness opinion and analysis were submitted solely for the reference of the Board of Directors of ID HOME and have been prepared only for the convenience of the Board of Directors of ID HOME when considering the share transfer ratio for the Share Transfer. Tokai Tokyo Securities’ fairness opinion and analysis may not be relied on or used by any other persons or for any other purpose other than the Share Transfer.
Tokai Tokyo Securities did not state an opinion regarding the exercise of voting rights or any other action by shareholders of ID HOME at the general meeting of shareholders held with respect to the Share Transfer, nor did recommend the endorsement of the Share Transfer.
Tokai Tokyo Securities’ fairness opinion and analysis are based on the financial, economic, market, legal and other conditions of the businesses as provided by each of the six companies pursuant to their respective rights and obligations as of the date of the fairness opinion and analysis. As such, the fairness opinion and analysis are based on information obtainable and actually obtained by Tokai Tokyo Securities as of that date. Events occurring after the date of the fairness opinion and the analysis may affect the content of the fairness opinion and the analysis, or there may be events whose effect on the content of the fairness opinion and analysis were unclear at the time. However, Tokai Tokyo Securities bears no obligation to correct, amend or supplement the fairness opinion and analysis in such cases.

Representations in Tokai Tokyo Securities’ fairness opinion only cover matters stated in the fairness opinion, and are not representations of any matters not expressly included in the fairness opinion. Tokai Tokyo Securities’ fairness opinion shall not apply to any other transactions except for the Share Transfer.
Tokai Tokyo Securities will receive a commission from ID HOME for services relating to the Share Transfer. Tokai Tokyo Securities, Tokai Tokyo Financial Holdings, Inc. (“Tokai Tokyo FH”) and Tokai Tokyo FH’s affiliates currently conduct securities and other financial transactions with the six companies and their respective affiliates, have done so in the past and plan to do so in future. Tokai Tokyo Securities, Tokai Tokyo FH and Tokai Tokyo FH’s affiliates currently hold or trade shares, corporate bonds and other securities of the six companies and their respective affiliates on their own account, or on the account of customers, have done so in the past and may do so in future. The opinions represented in Tokai Tokyo Securities’ fairness opinion will not restrict the various business relationships that may arise between the six companies and their respective affiliates and Tokai Tokyo Securities, Tokai Tokyo FH or Tokai Tokyo FH’s affiliates.